Exhibit 99

NETWORK EQUIPMENT TECHNOLOGIES ANNOUNCES
FINANCIAL RESULTS FOR FIRST QUARTER OF FISCAL 2008

New Products Fuel Revenue Growth

Fremont, CA, July 30, 2007 – Telecommunications equipment maker Network Equipment Technologies, Inc. (NYSE:NWK), today reported its results for the first quarter of fiscal 2008.

Total revenue was $26.3 million, a five percent increase from $25.0 million in the prior quarter and a 51 percent increase from $17.4 million in the same period of the prior year. Product revenue was $23.0 million, up from $21.3 million in the prior quarter and $14.8 million in the same period of the prior year.

Net income for the quarter was $1.3 million, or $0.05 per share, compared to a net loss of $9.5 million or $0.37 per share in the prior quarter and a net loss of $3.7 million, or $0.15 per share for the same period of the prior year.  As previously announced, NET vacated its former manufacturing building in the fourth quarter of fiscal 2007, incurring a restructuring charge of $10.1 million, or $0.40 per share, and, in line with restructuring assumptions, subleased a portion of the building early in the second quarter of fiscal 2008.

Cash and investment balances at the end of the quarter were $96.6 million, compared to $90.1 million at the end of the prior quarter. Cash and investment balances increased by nearly $12 million from the same period in the prior year.

President and CEO C. Nicholas Keating, Jr. remarked, “Our continued financial improvement reflects the traction our new products are gaining in the domestic and international government markets.  We are also seeing opportunities emerging with enterprise customers.  In particular, our VX Series, which accounted for more than 25 percent of our total product revenue in the first quarter, is progressing in the Voice-over-IP market. Our NX Series products are generating interest and orders in the government space for secure, high-speed switching and SAN-to-WAN applications.”

Keating continued, “Our plan for the coming quarters is to stay on track with product introductions, remain close to our government customers, and continue establishing partnerships with systems integrators and resellers that can extend our reach to customers seeking unified communications and unified messaging solutions.”

Conference Call Information:
The Company will be hosting a conference call today to discuss these results at 5:30 p.m. ET. Please dial (866) 700-6067 or (617) 213-8834 and provide conference ID# 48978014 to access the call. The conference call will also be broadcast from http://ir.net.com.

A recording of the conference call will be provided by telephone and the internet beginning two hours after completion of the call. The replay may be accessed by telephone through midnight on August 6, 2007; please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 37915944. A digital recording will be available on the Company's website for one year.

About Network Equipment Technologies, Inc.
For nearly a quarter of a century, Network Equipment Technologies, Inc. (NET) has provided voice and data communications equipment for multi-service networks requiring high degrees of versatility, interoperability, security and performance. NET’s broad family of products are purpose-built for mixed-service, multi-protocol networks; bandwidth-sensitive site communications; high performance, security-sensitive transmissions; and converged communications. The company’s NX (network exchange) and VX (voice exchange) products enable interoperability and integration with existing networks for seamless migration to secure IP-based voice and data communications.

Visit www.net.com for more information.

Forward Looking Statements
This press release contains forward-looking statements relating to products, revenue, existing and potential strategic relationships, and possible future operating results within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include our ability to commercialize new products and product enhancements, new competition and technological changes in the telecommunications industry, the timing and budgeting of government telecommunications projects, the performance of strategic partners regarding product and marketing activities, the timing of orders and satisfaction of conditions to recognize revenue, and unanticipated or extraordinary expenses, as well as the factors identified in Network Equipment Technologies' most recent Annual Report on Form 10-K and most recent subsequent Quarterly Report on Form 10-Q. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Quarter Ended
	June 29, 2007	June 30, 2006
Revenue:
Product	$22,991	$14,830
Service and other	3,350	2,614
Total revenue	26,341	17,444
Costs of revenue:
Cost of product revenue	9,508	5,818
Cost of service and other revenue	2,905	2,373
Total cost of revenue	12,413	8,191
Gross margin	13,928	9,253
Operating expenses:
Sales and marketing	4,536	4,634
Research and development	6,050	5,401
General and administrative	2,691	3,265
Restructuring costs (benefit)	1	(2)
Total operating expenses	13,278	13,298
Income (loss) from operations	650	(4,045)
Other expense, net	(21)	(1)
Interest income, net	692	344
Income (loss) before taxes	1,321	(3,702)
Income tax provision	58	2
Net income (loss)	$1,263	$(3,704)
Per share data:
Net income (loss):
Basic	$0.05	$(0.15)
Diluted	$0.05	$(0.15)
Common and common equivalent shares:
Basic	26,270	24,831
Diluted	27,338	24,831

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 29, 2007	March 30, 2007
Assets
Cash and investments	$96,611	$90,132
Accounts receivable, net	11,392	14,822
Inventories	13,503	10,452
Prepaid expenses and other assets	4,205	3,242
Total current assets	125,711	118,648

Property and equipment, net	11,275	10,581
Other assets	7,158	4,790
Total assets	$144,144	$134,019
Liabilities and Stockholders' Equity
Accounts payable	$11,713	$8,569
Other current liabilities	12,584	15,274
Total current liabilities	24,297	23,843

Long term liabilities	4,230	3,886
7 1/4% convertible subordinated debentures	24,706	24,706
Stockholders' equity	90,911	81,584
Total liabilities and stockholders’ equity	$144,144	$134,019